Contact:  Jim Taft  (Media) (310) 201-3335
                                   Gaston Kent  (Investors) (310)201-3423
For Immediate Release



NORTHROP GRUMMAN TO ACQUIRE

COMPTEK RESEARCH, INC.



     LOS ANGELES, Calif. -- June 12, 2000 -- Northrop Grumman

Corporation (NYSE: NOC) announced today that it has signed a definitive agreement to acquire Comptek Research Inc. (AMEX: CTK)

of Buffalo, N.Y., in a stock-for-stock transaction.  The

acquisition of Comptek Research, an electronic warfare (EW) and information dominance company with fiscal year 2000 revenues of

$145 million, reflects Northrop Grumman's continuing strategic thrust into electronic battle management, C4I and information warfare.

     For each share of Comptek common stock, stockholders of

Comptek will receive a fraction of a Northrop Grumman share.  The amount will be determined by dividing $20.75 by the average

closing price on the New York Stock Exchange for Northrop Grumman common stock during the 20 trading days ending the business day prior to the effective date of the registration statement and proxy statement to Comptek shareholders.  In no event will the exchange ratio be more than 0.2804:1 or less than 0.2470:1.

Should the average closing price of Northrop Grumman common stock be less than $74 per share during this 20-day period, Comptek has the right to terminate the transaction, subject to Northrop

Grumman's discretionary right to adjust the value.

     Northrop Grumman also reported today the sale of its

commercial aerostructures business to The Carlyle Group.  The company said the acquisition of Comptek Research does not change its earnings guidance for 2000.

     "This acquisition is an excellent strategic fit and enhances our leadership position in advanced battle management and EW systems integration," said Kent Kresa, Northrop Grumman's

chairman, president and chief executive officer.  "Comptek's expertise in electronic warfare simulation and stimulation,

threat analysis, mission planning and precision targeting will help create exciting new business opportunities for us."

     Comptek, with approximately 1,200 employees across the U.S.

and Canada, provides military systems and services to meet the needs of its national and international defense customers.  The company's core markets include tactical systems, EW

simulation/stimulation, and technical services.

     Following the close of the transaction, Comptek's business units will be integrated into Northrop Grumman's existing

business operations.

     The transaction is subject to normal government reviews and the approval of Comptek shareholders and is expected to close within 60 days.

     Northrop Grumman had an average of 69.9 million shares

outstanding during the first quarter of 2000.  Comptek Research had approximately 7.5 million equivalent shares outstanding at the end of its fiscal year on March 31, 2000.

     Salomon Smith Barney is financial advisor to Northrop

Grumman in this transaction.

     Northrop Grumman Corporation, headquartered in Los Angeles,

is a world-class, high technology company providing innovative solutions in systems integration, defense electronics and

information technology for its U.S. and international military,

government and commercial customers, as a prime contractor,

principal subcontractor, team member or preferred supplier.  The company had revenues of $9 billion in 1999 and has a workforce of approximately 45,000 employees.



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Note:     The forward-looking statements contained in this
release concerning, among other things, the company's expectations as to the financial results of this transaction and the future results of operations, deliveries, trends, cash flows, markets and programs are projections and are necessarily subject to various risks and uncertainties. Actual outcomes are dependent upon the company's successful performance of internal plans, government customers' budgetary restraints, customer changes in short-range and long-range plans, domestic and international competition in both the defense and commercial areas, product performance, continued development and acceptance of new products, performance issues with key suppliers and subcontractors, government import and export policies, termination of government contracts, political processes, legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft and electronic systems and support as well as other economic, political, and technological risks and uncertainties and other risk factors set out in the company's filings from time to time with the Securities and Exchange Commission, including, without limitation, the company's report on form 10-K.

Investors and security holders are advised to read the prospectus to be filed by Northrop Grumman Corporation with the Securities and Exchange Commission regarding the business combination transaction referred to in the foregoing information when the prospectus becomes available because it will contain important information. Investors and security holders may obtain a free copy of the prospectus (when available) and other related documents filed by Northrop Grumman
Corporation and Comptek Research, Inc. at the
Commission's website at www.sec.gov. The prospectus and the other documents may also be obtained by contacting Northrop Grumman Corporation, 1840 Century
Park East, Los Angeles, CA  90067, Attn:  Office of the
Secretary.